File No. 333-52115

   As filed with the Securities and Exchange Commission on October 26, 1998.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                      AS A

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   UST CORP.
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             (Exact name of Registrant as specified in its charter)

   Massachusetts                                            04-2436093
   -------------------------                                -------------------
(State or other jurisdiction                                  (I.R.S. Employer
or incorporation or organization)                             emnification No.)

   40 Court Street,                Boston, MA                         02108
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   (Address of Principal Executive Offices)                        (Zip Code)

                 1986 Lexington Savings Bank Stock Option Plan
                 1994 Lexington Savings Bank Stock Option Plan
          1993 Main Street Community Bancorp, Inc. Stock Option Plan
           1995 Affiliated Community Bancorp, Inc. Stock Option Plan

                             Eric R. Fischer, Esq.,
              Executive Vice President, General Counsel and Clerk
                                   UST Corp.
                                40 Court Street
                                Boston, MA 02108
                                 (617) 726-7377

-------------------------------------------------------------------------------
 (Name, address, including zip code and telephone number, including area code of agent for service)

This Registration Statement previously registered 9,500,000 shares of common stock, par value $0.625 per share (the "Common Stock"), of UST Corp. ("UST"). Effective August 7, 1998, 9,300,000 of such shares were issued upon the consummation of UST's acquisition of Affiliated Community Bancorp, Inc. ("AFCB"). This Registration Statement now relates to the 581,098 previously registered shares that were not issued in the acquisition of AFCB which shall be issuable to participants in the respective (i) 1986 Lexington Savings Bank Stock Option Plan, (ii) 1994 Lexington Savings Bank Stock Option Plan, (iii) 1993 Main Street Community Bancorp, Inc. Stock Option Plan and (iv) 1995 Affiliated Community Bancorp, Inc. Stock Option Plan (collectively, the "Plans"), as such number may be increased in accordance with the Plans in the event of a merger, consolidation, recapitalization or similar event involving UST.

                                    PART II

                       INFORMATION REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference

     The following documents filed by UST Corp. (the "Registrant") with the Securities and Exchange Commission (the "SEC") are hereby incorporated by reference in this Registration Statement: (1) the Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (2) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above and
(3) the description of the Common Stock contained in the Registrant's Registration Statement filed under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4.  Description of Securities

     A description of the Registrant's Common Stock to be offered is not provided in this registration statement because such class of the Registrant's securities is registered under Section 12 of the Exchange Act.


Item 5.  Interests of Named Experts or Counsel

     The validity of the shares of Common Stock offered herein has been passed upon for the Registrant by Eric R. Fischer, General Counsel of the Registrant, 40 Court Street, Boston, Massachusetts 02108. Mr. Fischer is also an officer of certain other subsidiaries of the Registrant. As of October 15, 1998, Mr. Fischer had a direct or indirect interest in 38,004 shares of Common Stock and had options to purchase an additional 55,800 shares.


Item 6.  Indemnification of Directors and Officers

     Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation to whatever extent specified in or authorized by (a) the articles of organization, (b) a by-law adopted by the stockholders or (c) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

     The Registrant's Articles of Organization provide that the Registrant shall, to the fullest extent legally permissible, indemnify each person who is or was a director, officer, employee or other agent of the Registrant and each person who is or was serving at the request of the Registrant as such of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization, against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him or her in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he or she may be or may have been involved as a party or otherwise or with which he or she may have been threatened, while in office or thereafter, by reason of his or her being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity. Under Massachusetts law and the Articles of Organization, no indemnification may be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Registrant or other entity served or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

     If, in an action, suit or proceeding brought by or in the name of the Registrant, a director of the Registrant is held not liable for monetary damages, whether because that director is relieved of personal liability under the provisions of the Articles of Organization, or otherwise, that director shall be deemed to have met the standard of conduct set forth above and to be entitled to indemnification for expenses reasonably incurred in the defense of such action, suit or proceeding.

     As to any matter disposed of by settlement pursuant to a consent decree or otherwise, no indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the Registrant, after notice that it involves such indemnification, (a) by vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested person, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders or a majority of such stock. No such approval shall prevent the recovery from any such officer, director, employee, agent or trustee of any amounts paid to him or her or on his or her behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Registrant.

     The rights of indemnification provided in the Registrant's Articles of Organization shall not be exclusive of or affect any other rights to which any director, officer, employee, agent or trustee may be entitled or which may lawfully be granted to him or her. Indemnification of a "director", "officer", "employee", "agent", and "trustee" includes their respective executors, administrators and other legal representatives. An "interested" person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a "disinterested" person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.


Item 7.  Exemption from Registration Claimed

     Not applicable.


Item 8.  Exhibits

     The following exhibits are part of this Registration Statement:

     5 Opinion and Consent of Eric R. Fischer, Esq., General Counsel of UST, as to the validity of the shares of Common Stock.

     23.1     Consent of Eric R. Fischer (included in Exhibit 5).

     23.2     Consent of Arthur Andersen LLP (concerning UST financials).

     23.3     Consent of Arthur Andersen LLP (concerning AFCB financials)

     24       Power of Attorney (previously filed).


                  [Remainder of page intentionally left blank]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and The Commonwealth of Massachusetts, on the 26th day of October, 1998.

                                             UST Corp.


                                             By: /s/ Eric R. Fischer
                                                Eric R. Fischer
                                                (Executive Vice President,
                                                General Counsel and Clerk)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                      Title                Date

/s/ Neal F. Finnegan       President and Chief Executive       October 26, 1998
-------------------------- Officer (Principal Executive
(Neal F. Finnegan)         Officer) and Director

/s/ James K. Hunt          Executive Vice President and        October 26, 1998
-------------------------- Treasurer (Principal Financial
(James K. Hunt)            Officer and Principal Accounting
                           Officer)

               *           Director                            October 26, 1998
--------------------------
(Chester G. Atkins)

               *           Director                            October 26, 1998
--------------------------
(David E. Bradbury)

                           Director                            October __, 1998
--------------------------
(Kendrick G. Bushnell)

                           Director                            October __, 1998
--------------------------
(Jack E. Chappell)

               *           Director                            October 26, 1998
--------------------------
(Robert M. Coard)

               *           Director                            October 26, 1998
--------------------------
(Robert L. Culver)


               *           Director                            October 26, 1998
--------------------------
(Alan K. DerKazarian)


               *           Director                            October 26, 1998
--------------------------
(Donald C. Dolben)


                           Director                            October __, 1998
--------------------------
(James F. Drew)


/s/ Timothy J. Hansberry   Vice Chairman, Chief Operating      October 26, 1998
-------------------------- Officer and Director
(Timothy J. Hansberry)


                           Director                            October __, 1998
--------------------------
(Edward S. Heald)


               *           Director                            October 26, 1998
--------------------------
(Brian W. Hotarek)


                           Director                            October __, 1998
--------------------------
(James E. McCobb, Jr.)


               *           Director                            October 26, 1998
--------------------------
(Francis X. Messina)


               *           Director                            October 26, 1998
--------------------------
(Sydney L. Miller)


               *           Director                            October 26, 1998
--------------------------
(Vikki L. Pryor)

               *           Director                            October 26, 1998
--------------------------
(Gerald M. Ridge)



               *           Director                            October 26, 1998
--------------------------
(William Schwartz)


               *           Director                            October 26, 1998
--------------------------
(Barbara C. Sidell)


               *           Director                            October 26, 1998
--------------------------
(James V. Sidell)


               *           Director                            October 26, 1998
--------------------------
(Paul D. Slater)


               *           Director                            October 26, 1998
--------------------------
(Edward J .Sullivan)


               *           Director                            October 26, 1998
--------------------------
(G. Robert Tod)


               *           Director                            October 26, 1998
--------------------------
(Michael J. Verrochi, Jr.)


               *           Director                            October 26, 1998
--------------------------
(Gordon M. Weiner)


        *By: /s/ Eric R. Fischer                               October 26, 1998
        (Eric R. Fischer, Attorney-in-Fact)

                                 EXHIBIT INDEX

     Exhibit No.              Description of Documents

        5 Opinion and Consent of Eric R. Fischer, General Counsel of UST, as to the validity of the shares of Common Stock being offered herein.

       23.1       Consent of Eric R. Fischer (included in Exhibit 5).       ---

       23.2 Consent of Arthur Andersen LLP (concerning UST financials).

       23.3 Consent of Arthur Andersen LLP (concerning AFCB financials)

       24         Power of Attorney (previously filed).                     ---